EXHIBIT 10.3

RULES of the INNOSPEC INC. NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN AS AMENDED BY THE FIRST AMENDMENT

CONTENTS

1.	DEFINITIONS	5

2.	GRANT OF OPTIONS	6

2.1.	Procedure for Grant of Options	6

2.2.	Requirement to Issue Option Certificate	6

2.3.	Right to Disclaim Option	6

2.4.	Options may not be transferred	7

2.5.	Modified Terms and Conditions	7

2.6.	Additional Requirements	7

2.7.	Maximum Aggregate Number of Shares	7

3.	RIGHTS OF EXERCISE	7

3.1.	Earliest Date of Exercise	7

3.2.	Requirement to remain in Office	7

3.3.	Death of Option Holder	8

3.4.	Right to Exercise Prematurely	8

3.5.	Section 409A	8

3.6.	Lapse of Options	8

4.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION	8

4.1.	Take-over pursuant to General Offer	8

4.2.	Voluntary Winding-Up of the Company	9

4.3.	Rollover of Options	9

4.4.	Meaning of “appropriate period”	9

5.	MANNER OF EXERCISE	9

5.1.	Actions Required of the Option Holder	9

5.2.	Actions Required of the Company	9

5.3.	Partial Exercise	9

6.	ISSUE OF SHARES	10

6.1.	Ranking of Shares	10

6.2.	Admission to NASDAQ	10

7.	ADJUSTMENTS	10

7.1.	General Power of Adjustment	10

7.2.	Requirement to Capitalise Reserves	10

7.3.	Notification of Option Holder	10

8.	ADMINISTRATION	11

8.1.	Delivery of Notices or Documents	11

8.2.	Copies of Shareholder Communications	11

8.3.	Maintenance of Unissued Share Capital	11

8.4.	The Committee’s Power to Administer Plan	11

8.5.	The Committee’s Decision is Final and Conclusive	11

8.6.	Costs of Administering Plan	11

9.	ALTERATIONS	11

9.1.	Power to alter Rules	11

9.2.	Alterations which affect Share Price and subsisting rights of Option Holders	11

9.3.	Notification to Option Holders	11

9.4.	Stockholder Approval	12

10.	GENERAL	12

10.1.	Termination of the Plan	12

10.2.	No Compensation for loss of Option Rights	12

10.3.	Governing Law	12

11.	DISCRETION TO PAY CASH ON EXERCISE OF AN OPTION	12

12.	EMPLOYMENT AND SOCIAL TAXES	13

13.	UNITED STATES SECURITIES ACT OF 1933	13

14.	SECTION 409A OF THE CODE	13

1.	DEFINITIONS

In this Plan, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“Acquiring Company”	the person mentioned in rule 4.1, being a company within the meaning of Section 832 of the Income and Corporation Taxes Act 1988;

“Acquisition Price”	in relation to an Option, the total amount payable on any exercise being an amount equal to the relevant Share Price multiplied by the number of Shares in respect of which the Option is exercised;

“the Code”	the United States Internal Revenue Code of 1986 (as amended);

“the Committee”	the Innospec Inc. Compensation Committee;

“the Company”	save as provided in Rule 4.3, Innospec Inc., a Delaware Corporation;

“Date of Grant”	the date on which the Committee resolves to grant an Option under the Plan pursuant to Rule 2;

“Dealing Day”	a day on which NASDAQ is open for business;

“Grant Period”	a period of 180 days commencing on the Dealing Day following any of:

(1)	a day on which the Company makes an announcement of its results for any year, quarter year or other period or issues any prospectus, listing particulars or other document containing equivalent information relating to Shares; or

(2)	a day on which the Committee resolves to grant an Option under the Plan pursuant to Rule 2;

“Group”	the Company and its Subsidiaries and “Member of the Group” shall be construed accordingly;

“NASDAQ”	the Nasdaq stock market including its three market tiers: NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market and their successors;

“Office”	office of appointment as non employee director of the Company;

“Option”	a right to acquire Shares pursuant to the Plan;

“Option Certificate”	a certificate issued under Rule 2.2;

“Option Holder”	a person to whom an Option has been granted (or, as the context requires, his personal representatives);

“Parent”	any company which is a parent corporation of the Company within the meaning of Section 424(e) of the Code;

“Participant”	any person who is a non-employee director at the Date of Grant;

“the Plan”	the Innospec Inc. Non-Employee Directors’ Stock Option Plan in its present form, or as from time to time altered in accordance with the Rules;

“Rules”	the Rules of the Plan and “Rule” shall be construed accordingly;

“Securities Act”	the United States Securities Act of 1933 as amended;

“Share”	save as provided in Rule 4.3, a share in the Company;

“Share Price”	the price per Share, as determined by the Committee, at which a Participant may acquire Shares in respect of which an Option has been granted to him if the Shares are to be subscribed, being not less than the nominal value of a Share, subject to any adjustment pursuant to Rule 7.1;

“Subsidiary”	any company which is a subsidiary corporation within the meaning of Section 424(f) of the Code;

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine the feminine (and vice versa).

2.	GRANT OF OPTIONS

2.1.	Procedure for Grant of Options

(a)	Within a Grant Period, the Committee may, at its absolute discretion, grant Options under the Plan to Participants.

(b)	The Committee may adopt such procedure, as they think fit for granting Options, whether by invitation to Participants to apply for Options or by granting Options without issuing invitations.

2.2.	Requirement to Issue Option Certificate

The Company shall issue to each Option Holder an Option Certificate which shall be in such a form as the Committee shall from time to time determine. The Option Certificate shall include details of:

(a)	the Date of Grant of the Option;

(b)	the Share Price;

(c)	the number of Shares subject to the Option; and

(d)	any date or dates determined by the Committee, upon which the Option is first exercisable in whole and/or part and, where on any date only part is first exercisable, the number of Shares over which such partial exercise may be made.

2.3.	Right to Disclaim Option

Each Participant to whom an Option is granted may by notice in writing within 30 days of the Date of Grant disclaim in whole or in part his rights under the Option in which case the Option shall for all purposes be deemed never to have been granted.

2.4.	Options may not be transferred

Subject to the rights of an Option Holder’s personal representatives to exercise an Option as provided in Rule 3.3, every Option shall be personal to the Participants to whom it is granted and shall not be capable of being transferred, assigned or charged. Each Option Certificate shall carry a statement to this effect.

2.5.	Modified Terms and Conditions

The Committee may determine that any Option shall be subject to additional and/or modified terms and conditions relating to the grant and terms of exercise as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations or practice of any territory which may have application to the relevant Participant or Option Holder.

2.6.	Additional Requirements

In exercising their discretion under Rule 2.5, the Committee may:

(a)	require an Option Holder to make such declarations or take such other action (if any) as may be required for the purpose of any securities, taxes or other laws of any territory which may be applicable to him at the Date of Grant or on exercise; and

(b)	adopt any supplemental rules or procedures governing the grant or exercise of Options as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to a Participant or Option Holder.

2.7.	Maximum Aggregate Number of Shares

The present maximum aggregate number of Shares which may be issued under the Plan is 135,000 subject to any future increase in this limit which may be substituted at the discretion of the Committee upon approval by the shareholders of the Company (which number includes all shares available for delivery under this Rule 2.7 since the establishment of the Plan in February 2008). For the purposes of the limit in this Rule 2.7 any Shares subject to an Option or other rights granted under the Plan which have lapsed, been renounced or otherwise become incapable of being exercised or vesting shall not be treated as issued.

3.	RIGHTS OF EXERCISE

3.1.	Earliest Date of Exercise

Save as provided in Rules 3.3, 3.4 and 4, an Option may not be exercised before any date or dates which may have been specified in accordance with Rule 2.2 in the relevant Option Certificate, but in any event may not be exercised later than the tenth anniversary of the Date of Grant.

3.2.	Requirement to remain in Office

Save as provided in Rules 3.3, 3.4 and 4, an Option may only be exercised by an Option Holder while he is a non-employee director of the Company.

3.3.	Death of Option Holder

An Option may be exercised by the personal representatives of a deceased Option Holder during the period of one year following the date of death.

3.4.	Right to Exercise Prematurely

Save as provided in Rule 3.3, where an Option Holder ceases to hold Office with the Company, Options will lapse and will only be exercisable at the absolute discretion of the Committee, in which circumstances Options will be exercisable by the Option Holder within a period of one year following the date of termination of Office with the Company.

3.5.	Section 409A

Notwithstanding any other provisions of these Rules, if an Option is granted to someone who is or would otherwise be subject to Section 409A of the Code and such Option is granted with a Share Price less than the fair market value of the Shares on the Date of Grant, it must be exercised (if at all) no later than 15 March of the calendar year immediately following the calendar year in which it is first capable of exercise under the Plan.

3.6.	Lapse of Options

An Option shall lapse on the occurrence of the earliest of the following:

(a)	the tenth anniversary of the Date of Grant; or

(b)	subject to Rule 4.3, the expiry of any of the applicable periods specified in Rules 3.3, 3.4, 4.1 and 4.2, but where an Option Holder dies while time is running under Rules 3.4, the Option shall not lapse until the expiry of the period in Rule 3.3; or

(c)	the date on which an Option Holder ceases to be a non-employee director of the Company for any reason other than his death or those specified in Rules 3.4; or

(d)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; or

(e)	the date on which the Option Holder becomes bankrupt or does or attempts or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option; or

(f)	in the case of an Option which is subject to Section 409A of the Code, at the end of the period for exercise specified at Rule 3.5.

4.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION

4.1.	Take-over pursuant to General Offer

If any company (“the Acquiring Company”) becomes a Parent of the Company as a result of making either a tender offer to acquire the whole of the Company’s issued share capital (other than any shares already owned by the Acquiring Company or any Subsidiary of the Acquiring Company)

and which is made on a condition that if it is satisfied the Acquiring Company will become the Parent, or a tender offer to acquire all the Shares in the Company which are of the same class as the Shares then an Option may be exercised within the period of six months of the date on which and any condition subject to which the offer is made is satisfied.

4.2.	Voluntary Winding-Up of the Company

If a resolution is passed for the voluntary winding-up of the Company, an Option may be exercised during the period of six months starting on commencement of such winding-up provided that any issue of shares pursuant to such exercise is authorised by the liquidator or the Court (if appropriate) upon the application of and at the sole cost and expense of the Option Holder.

4.3.	Rollover of Options

Notwithstanding anything to the contrary in these Rules, where any person mentioned in Rule 4.1 applies, an Option Holder may, by agreement with the Acquiring Company and within the appropriate period release his Option under the Plan (“the Old Option”) in consideration of the grant to him of a new option (“the New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company or some other company). With effect from the date of release references in Rules 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 (and, in relation to expressions used in those Rules, in Rule 1) to “the Company” and “Shares” shall, in relation to the New Option, be construed as references to the Acquiring Company and Shares in the Acquiring Company or that other company as the case may be.

4.4.	Meaning of “appropriate period”

For the purpose of Rule 4.3, the “appropriate period” is the period mentioned in Rule 4.1.

5.	MANNER OF EXERCISE

5.1.	Actions Required of the Option Holder

An Option may be exercised, in whole or in part, by the delivery to the secretary of the Company, or his duly appointed agent, of an Option Certificate covering not less than all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Option Holder, together with a remittance for the Acquisition Price payable in respect of the Shares over which the Option is to be exercised.

5.2.	Actions Required of the Company

The relevant Shares shall be allotted or transferred (as the case may be) within 28 days following such delivery and, accordingly in cases where Shares are to be transferred, the Company shall use its best endeavours to ensure due transfer thereof. At the request of the Option Holder, the Shares may be allotted or transferred (as the case may be) to a nominee provided the Option Holder has beneficial ownership of the Shares at the time of such allotment and transfer.

5.3.	Partial Exercise

Where an Option is exercised in part the minimum number of Shares which may be exercised is 100 Shares and the Company shall issue a balancing Option Certificate to the Option Holder.

6.	ISSUE OF SHARES

6.1.	Ranking of Shares

All Shares issued pursuant to the exercise of Options under the Plan shall as to voting, dividend, transfer and other rights (including those arising on a liquidation) rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any dividend or other rights declared by reference to a record date preceding the date of such exercise.

6.2.	Admission to NASDAQ

If and so long as the Shares are listed on NASDAQ the Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Plan application shall be made to NASDAQ for permission to deal in these shares unless such application has already been made.

7.	ADJUSTMENTS

7.1.	General Power of Adjustment

The number of Shares over which an Option is granted and the Share Price thereof shall be proportionately adjusted following any capitalisation issue, sub-division, consolidation or reduction of share capital and in respect of any discount element in any rights issue or other variation of share capital to the intent that (as nearly as may be possible without involving fractions of a Share or a Share Price calculated to more than two places of decimals) the Acquisition Price payable in respect of an Option shall remain unchanged PROVIDED that, save as provided in Rule 7.2, no adjustment made pursuant to this Rule 7.1 shall have the effect of reducing the Share Price below the par value of a Share.

7.2.	Requirement to Capitalise Reserves

Any adjustment made to the Share Price of unissued Shares which would have the effect of reducing the Share Price to less than the par value of the Share shall only be made if and to the extent that the Committee is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the par value of the Shares in respect of which the Option is exercisable exceeds the adjusted Share Price. The Committee may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Committee shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

7.3.	Notification of Option Holder

The Committee may take such steps as they may consider necessary to notify Option Holders of any adjustments made under Rule 7.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.

8.	ADMINISTRATION

8.1.	Delivery of Notices or Documents

Notices or documents required to be given to a Participant or to an Option Holder shall either be delivered to him by hand or sent to him by post at his last known home or business address according to the information provided by him. Notices sent by post shall be deemed to have been given on the day following the date of posting.

8.2.	Copies of Shareholder Communications

The Company may distribute to Option Holders copies of any notices or document sent by the Company to its shareholders generally.

8.3.	Maintenance of Unissued Share Capital

The Company shall at all times either keep available sufficient unissued Shares to satisfy the exercise of all Options which have neither lapsed nor been exercised (taking account of any other obligations of the Company to allot unissued Shares) or shall ensure that sufficient issued Shares will be available to satisfy the exercise of such Options.

8.4.	The Committee’s Power to Administer Plan

The Committee may make such regulations for the administration of the Plan as it deems fit, provided that no regulation shall be valid to the extent it is inconsistent with the Rules.

8.5.	The Committee’s Decision is Final and Conclusive

The decision of the Committee in any dispute relating to an Option, or the due exercise thereof, or any other matter in respect of the Plan, shall be final and conclusive subject to the determination of the Auditors when so required by Rule 8.1.

8.6.	Costs of Administering Plan

The costs of introducing and administering the Plan shall be borne by the Company.

9.	ALTERATIONS

9.1.	Power to alter Rules

Subject to Rules 9.2 and 9.4, the Committee may in its discretion alter the Rules.

9.2.	Alterations which affect Share Price and subsisting rights of Option Holders

Subject to Rules 7.1 and 9.4, no adjustment may be made to the Share Price and no alteration may be made which would abrogate or adversely affect the subsisting rights of Option Holders.

9.3.	Notification to Option Holders

Written notice of any amendment made in accordance with this Rule 9 shall be given to all Option Holders.

9.4.	Stockholder Approval

Except as otherwise provided herein, the Committee may from time to time amend the rules of the Plan, provided, however, no amendment shall result in the failure of the Plan or any provision thereof to comply with applicable rules under the Securities Exchange Act of 1934, or (where relevant) to qualify under Section 422 of the Code. In addition, to the extent necessary to comply with applicable rules of the Securities Exchange Act of 1934 or (where relevant) Section 422 of the Code (or any successor rule or provision or applicable law or regulation), the Company shall obtain stockholder approval with respect to any amendment in such a manner and to such a degree as so required.

10.	GENERAL

10.1.	Termination of the Plan

The Plan shall terminate on the tenth anniversary of the date on which it is approved by the Company in general meeting or at any earlier time by the passing of a resolution by the Committee. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

10.2.	No Compensation for loss of Option Rights

The rights and obligations of any individual under the terms of his office or his employment with a Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein and the Plan does not form part of any contract of employment between the individual and any Member of the Group. If an Option Holder shall cease for any reason (including termination, whether lawful or otherwise) to hold on office or to be in the employment of a Member of the Group, he shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate him for the loss of any right or benefit accrued or in prospect under the Plan.

10.3.	Governing Law

This Plan and all Options shall be governed by and construed in accordance with English Law.

11.	DISCRETION TO PAY CASH ON EXERCISE OF AN OPTION

If an Option Holder exercises an Option the Committee may in lieu of allotting or procuring the transfer of Shares in accordance with Rule 5.2 pay to such Option Holder a cash sum equal to the amount by which the value of the Shares in respect of which the notice of exercise was given (calculated as the average of the middle market quotations on NASDAQ for the three Dealing Days prior to the date of exercise) exceeds the Acquisition Price of those Shares.

If payment is made pursuant to this Rule to an Option Holder, he shall have no further rights in respect of the Shares for which the notice of exercise was given. The Company may make any deductions in respect of such payment which it is required to make under the laws of any territory which laws are applicable to the Option Holder and the Company.

12.	EMPLOYMENT AND SOCIAL TAXES

The Option Holder shall indemnify the Company against any tax arising in respect of the exercise of the Option which is a liability of the Option Holder but for which the Company is required to account under the laws of any relevant territory (including for the avoidance of doubt, employee’s national insurance contributions, employer’s national insurance contributions if so determined by the Committee and other relevant social security contributions). The Company may recover the tax from the Option Holder in such manner as the Committee thinks fit including (but without prejudice to the generality of the foregoing):

(a)	withholding shares when the Option is exercised and selling the same; or

(b)	deducting the necessary amount from the Option Holder’s fees; or

(c)	requiring the Option Holder to account directly to such company for such tax.

13.	UNITED STATES SECURITIES ACT OF 1933

The grant of any Option under the Plan to any person subject to United States securities laws shall be subject to fulfilling the requirements (including obtaining any required approval or consent) of the provision of the Securities Act or of any applicable regulation or enactment. The Options have not been, and will not be, registered under the Securities Act, or under any other securities laws in any other jurisdiction in the United States. Shares issued pursuant to the exercise of an Option may be registered on Form S-8. Until so registered, any transfer of such Shares may be restricted.

14.	SECTION 409A OF THE CODE

To the extent that the Committee determines that any Option granted under the Plan is subject to Section 409A or Section 457A of the Code, the Option Certificate evidencing such Option shall incorporate the terms and conditions required by Section 409A or Section 457A of the Code. To the extent applicable, the Plan and Option Certificate shall be interpreted in accordance with Section 409A or Section 457A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Option may be subject to Section 409A or Section 457A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Option Certificate or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Option from Section 409A or Section 457A of the Code (ii) comply with the requirements of Section 409A or Section 457A of the Code and related Department of Treasury guidance.